INDEPENDENT AUDITORS' REPORT

To the Trustees and Shareholders of WM Variable Trust:

In planning and performing our audit of the financial statements of WM Variable Trust (the "Trust") (including WM Variable Trust Strategic Growth Portfolio, WM Variable Trust Conservative Growth Portfolio, WM Variable Trust Balanced Portfolio, WM Variable Trust Conservative Balanced Portfolio (formerly known as WM Variable Trust Income Portfolio), WM Variable Trust Flexible Income Portfolio, WM Variable Trust Equity Income Fund (formerly known as WM Variable Trust Bond & Stock Fund), WM Variable Trust Growth and Income Fund, WM Variable Trust Growth Fund of the Northwest (formerly known as WM Variable Trust Northwest Fund), WM Variable Trust Growth Fund, WM Variable Trust Mid Cap Stock Fund, WM Variable Trust Small Cap Stock Fund (formerly known as WM Variable Trust Emerging Growth Fund), WM Variable Trust International Growth Fund, WM Variable Trust Short Term Income Fund (formerly known as WM Variable Trust Short Term High Quality Bond Fund), WM Variable Trust U.S. Government Securities Fund, WM Variable Trust Income Fund, and WM Variable Trust Money Market Fund), for the periods ended December 31, 2000, (on which we have issued our report dated February 9, 2001), we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on the Trust's internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with accounting principles generally accepted in the United States of America. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of the Trust's internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements due to error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the Trust's internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2000.

This report is intended solely for the information and use of management, the Board of Trustees and Shareholders of WM Variable Trust, and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


DELOITTE & TOUCHE LLP
February 9, 2001